SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HCI GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

2016

May 2, 2016

TO OUR SHAREHOLDERS:

You are cordially invited to attend our 2016 Annual Shareholders’ Meeting, which will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607, on Thursday, May 19, 2016, at 3 p.m., local time. Shareholders will be admitted beginning at 2:30 p.m.

We look forward to reporting to you and discussing with you our achievements during the past year.

Your vote is very important. Please sign and return the accompanying proxy card, or follow the instructions on the card for voting by telephone or Internet. That way, your shares will be voted as you direct.

Paresh Patel

Chairman of the Board Chief Executive Officer

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF HCI GROUP, INC.:

TIME:	3 p.m., local time, on Thursday, May 19, 2016. Shareholders will be admitted beginning at 2:30 p.m.

PLACE:	Cypress Commons 5300 West Cypress Street, Suite 105 Tampa, Florida 33607

ITEMS OF BUSINESS:	1. To elect Class B directors;

2. To ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016;

3. To approve, on an advisory basis, the compensation of our named executive officers; and

4. To transact such other business that may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote only if you were a shareholder of record on April 20, 2016.

ANNUAL REPORT	Our 2015 Annual Report to Shareholders, which is not a part of this proxy statement, is enclosed.

PROXY VOTING	It is important that your shares be represented at the annual meeting and voted in accordance with your instructions. Please indicate your instructions by promptly signing and dating the enclosed proxy card and mailing it in the enclosed postage paid, pre-addressed envelope or by following the instructions on the proxy card for telephone or Internet voting.

By Order of the Board of Directors,

Andrew L. Graham

Secretary and General Counsel

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2016

TO THE SHAREHOLDERS OF HCI GROUP, INC.:	May 2, 2016

This proxy statement and the form of proxy (first sent to shareholders on the approximate date set forth above) are delivered in connection with the solicitation by directors of HCI Group, Inc. (the “company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2016 Annual Meeting of Shareholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Shareholders on Thursday, May 19, 2016, beginning at 3 p.m., local time. The Annual Meeting will be held at our headquarters, Cypress Commons, 5300 West Cypress Street, Suite 105, Tampa, Florida 33607. Shareholders will be admitted beginning at 2:30 p.m.

It is important that your proxy be returned promptly to avoid unnecessary expense to the company. Therefore, whether you plan to attend the Annual Meeting or not and regardless of the number of shares you own, please date, sign and return the enclosed proxy card promptly or follow the instructions on the card for voting by telephone or Internet.

At the meeting, the use of cameras, audio or video recording equipment, communications devices or similar equipment will be prohibited.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 19, 2016:

This proxy statement and the 2015 Annual Report to Shareholders are available at

http://www.hcigroup.com/2016proxymaterials

Upon your written request, we will provide you with a copy of our 2015 annual report on Form 10-K, including exhibits, free of charge. Send your request to HCI Group, Inc., c/o Kevin Mitchell, Vice President of Investor Relations, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

5300 WEST CYPRESS STREET, SUITE 100

TAMPA, FLORIDA 33607

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

The principal purposes of the Annual Meeting are to elect three directors to the company’s Board of Directors, ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016, and approve, on an advisory basis, the compensation of our named executive officers. In addition, our management will report on our performance during 2015, discuss challenges ahead and respond to questions from shareholders.

When were these materials mailed?

We began mailing this proxy statement on or about May 2, 2016.

Who is entitled to vote?

Shareholders of record at the close of business on the record date, April 20, 2016, are entitled to vote in person or by proxy at the Annual Meeting. In general, shareholders are entitled to one vote per share on each matter voted upon. In an election for directors, however, shareholders are entitled to vote the number of shares they own for as many director candidates as there are directors to be elected. The Board of Directors has determined that the Board of Directors should include three Class B directorships. Accordingly, since three directors are to be elected at this Annual Meeting, in electing directors, each share will entitle the shareholder to three votes, one per director. Shareholders may not cumulate their votes. As of April 20, 2016 there were 10,498,774 common shares outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares outstanding will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as “WITHHOLD AUTHORITY” and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting, but will not be counted for any other purpose. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions as to that proposal from the beneficial owner.

What is the difference between a shareholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a “shareholder of record.” This Notice of Meeting and proxy statement has been provided directly to you by HCI Group, Inc. You may vote by ballot at the meeting or vote by proxy. To vote by proxy, sign, date and return the enclosed proxy card or follow the instructions on the proxy card for voting by telephone or Internet.

If your shares are held for you in a brokerage, bank or other institutional account (that is, held in “street name”), then you are not a shareholder of record. Rather, the institution is the shareholder of record and you are the “beneficial owner” of the shares. The accompanying Notice of Meeting and this proxy statement have been forwarded to you by that institution. If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, or follow the instructions on the proxy card for voting by telephone or Internet, the institution will cause your shares to be voted in accordance with your instructions. If you are a beneficial owner of shares and wish to vote in person at the Annual Meeting, then you must obtain a proxy, executed in your favor, from the holder of record (the institution).

How do I vote?

By Ballot at the Meeting. If you are a shareholder of record and attend the Annual Meeting, you may vote in person by ballot at the Annual Meeting. To vote by ballot, you must register and confirm your shareholder status at the meeting. If the shareholder of record is a corporation, partnership, limited liability company or other entity of which you are an officer or other authorized person, then you should bring evidence of your authority to vote the shares on behalf of the entity. If your shares are held for you in a brokerage, bank or other institutional account (that is, in “street name”), you must obtain a proxy, executed in your favor, from that institution (the holder of record) to vote your beneficially-owned shares by ballot at the Annual Meeting. In the election of directors (Matter No. 1), each share held by a shareholder of record will be entitled to three votes, one for each director to be elected. Your option with respect to each director will be to vote “FOR” the director or to abstain from voting. In the vote to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016 (Matter No. 2), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.” With respect to the advisory vote related to the compensation of our named executive officers (Matter No. 3), each share held by a shareholder of record will be entitled to one vote. Your options will be to vote “FOR” or “AGAINST” or to “ABSTAIN.”

By Proxy. If you complete, sign and return the accompanying proxy card or follow the instructions on the proxy card for voting by telephone or Internet, then your shares will be voted as you direct. In the election of directors (Matter No. 1), your options with respect to each director are to direct a vote “FOR” or to “WITHHOLD AUTHORITY.” In the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016 (Matter No. 2), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that proposal. With respect to the advisory vote related to the compensation of our named executive officers (Matter No. 3), your options will be to direct votes “FOR” or “AGAINST” or to direct the proxy to “ABSTAIN” from voting on that matter.

If you are a shareholder of record, then you may opt to deliver your completed proxy card in person at the Annual Meeting.

Can I vote by telephone or Internet?

Yes. If you follow the instructions on the proxy card for voting by telephone or Internet, your shares will be voted as you direct.

What does it mean if I receive more than one proxy card?

You will receive separate proxy cards when you own shares in different ways. For example, you may own shares individually, as a joint tenant, in an individual retirement account, in trust or in one or more brokerage accounts. You should complete, sign and return each proxy card you receive or follow the telephone or Internet instructions on each card. The instructions on each proxy card may differ. Be sure to follow the instructions on each card.

Can I change my vote or instruction?

Yes. You may follow the instructions on the proxy card to change your votes or instructions any time before midnight the day before the meeting.

In addition, if you are a shareholder of record, you may revoke your proxy any time before your shares are voted by filing with the secretary of the company a written notice of revocation or submitting a duly executed proxy bearing a later date. If you file a notice of revocation, you may then vote (or abstain from voting) your shares in person at the Annual Meeting. If you submit a later dated proxy, then your shares will be voted in accordance with that later dated proxy. No such notice of revocation or later dated proxy, however, will be effective unless received by us at or before the Annual Meeting and before your shares have been voted. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof as indicated on the proxy card. Sending in a proxy does not affect your right to vote in person if you attend the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

If I submit a proxy card, how will my shares be voted?

Your shares will be voted as you instruct on the proxy card.

What happens if I submit a proxy card and do not give specific voting instructions?

If you are a shareholder of record and sign and return the proxy card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date this proxy statement went to print, we did not know of any other matter to be raised at the Annual Meeting.

If you are a beneficial owner and you sign and return your proxy card without indicating your instructions, then your broker or nominee will vote, or not vote, in accordance with the rules of the New York Stock Exchange (provided the broker or nominee is a member of the New York Stock Exchange). If a voting matter is designated by the New York Stock Exchange as “routine” then your broker or nominee may vote or not vote in its own discretion. If a voting matter is designated “non-routine” by the New York Stock Exchange, then your broker or nominee cannot vote without your instructions.

Which voting matters are considered routine or non-routine?

In general, uncontested matters and matters not involving a merger or consolidation or affecting substantially the rights or privileges of the stock are considered routine under the rules of the New York Stock Exchange. Accordingly we expect the New York Stock Exchange will designate as routine the proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016 (Matter No. 2) and brokers and other nominees will be permitted to vote on that matter. On the other hand, the New York Stock Exchange views matters involving the election of directors and matters involving executive compensation to be non-routine. Accordingly, the election of directors (Matter No. 1) and the approval, on an advisory basis, of the compensation of our named executive officers (Matter No. 3) will be designated by the New York Stock Exchange as non-routine and brokers and other nominees will not be permitted to vote on these matters without instructions from the beneficial owner.

What happens if I do not submit a proxy card and do not vote by telephone or Internet?

If you are a shareholder of record and you neither designate a proxy nor attend the Annual Meeting, your shares will not be represented at the meeting. If you are the beneficial owner of shares held in the name of a member of the New York Stock Exchange, that member may vote in its discretion on matters deemed routine by the New York Stock Exchange. The member may not vote on matters considered “non-routine.”

What are the Board’s recommendations?

The Board’s recommendations are set forth elsewhere in this proxy statement. In summary, the Board recommends votes—

➢	FOR election of the following nominees for director positions:

George Apostolou

Paresh Patel

Gregory Politis

➢	FOR ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016.

➢	FOR approval of the advisory vote related to the compensation of our named executive officers.

What vote is required to approve each item?

Election of directors. In the election of directors, the three highest recipients of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Ratification of appointment of independent registered public accounting firm. The proposal to ratify the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016 will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Approval, on an advisory basis, of the compensation of our named executive officers. With respect to the advisory vote related to the compensation of our named executive officers, the matter is approved if the number of votes for the proposal exceeds the number of votes against the proposal.

Other Matters. We do not anticipate other matters coming to a vote at the Annual Meeting. Should any other matter be brought to a vote, the matter will be approved if the number of votes favoring the matter exceeds the number of votes opposing the matter.

How will votes be counted?

All votes will be tabulated by the secretary of the company. We have engaged Broadridge Financial Solutions, Inc. to collect and tabulate proxy instructions. Although abstentions and broker non-votes are each included in the determination of the number of shares present, they are not counted on any matters brought before the meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by mail, telephone, facsimile or electronic transmission. We have requested brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to beneficial owners and have agreed to reimburse those institutions for their out-of-pocket expenses.

RULES OF CONDUCT

To ensure fair, orderly and constructive meetings, the Board of Directors has adopted the following rules of conduct for shareholder meetings.

1.   All attendees must register before entering the meeting room.

2.   The meeting will follow the schedule set forth on the agenda.

3.   Only shareholders of record as of the record date or their duly authorized representatives are entitled to vote or address the meeting.

4.   No business will come before the meeting except in compliance with Article II, Section 11 of our bylaws and its prior notice requirements.

5.   No one may address the meeting unless recognized by the presiding officer of the meeting.

6.   Each speaker will be limited to 3 minutes and 3 questions. Questions and comments must be directly relevant to the company’s business or operations. Questions or comments that are repetitious, relate to pending or threatened litigation, or deal with general economics, politics or public policy are prohibited.

7.   Rude or disruptive behavior is prohibited.

8.   The use of cameras, audio or video recording equipment, communications devices or similar equipment is prohibited.

9.    Attendees who violate these rules may be removed.

10. The decisions of the presiding officer in interpreting and enforcing these rules of conduct will be final.

MATTER NO. 1

ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. In accordance with the company’s articles of incorporation, the Board of Directors is divided into three classes. Each class consists of three directors. All directors within a class have the same three-year terms of office. The class terms expire at successive annual meetings so that each year a class of directors is elected. The current terms of director classes expire in 2016 (Class B directors), 2017 (Class C directors), and 2018 (Class A directors). Each of the Class B directors elected at the 2016 Annual Meeting will be elected to serve a three-year term.

With the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated the following persons to stand for election as Class B directors at the 2016 Annual Meeting of Shareholders, with terms expiring in 2019:

George Apostolou

Paresh Patel

Gregory Politis

Each of the nominees for election as a director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, one or more of the nominees should be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” the election of George Apostolou, Paresh Patel and Gregory Politis as Class B directors of HCI Group, Inc. The nominees receiving the three highest “FOR” vote totals will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES AS DIRECTORS OF THE COMPANY — ITEM 1 ON YOUR PROXY CARD.

DIRECTORS

Directors Standing for Election (Class B)

George Apostolou, age 65, has been a director of the company since May 2007. Born in Erithri-Attikis, Greece, Mr. Apostolou moved to the United States in 1971 and earned his State of Florida Contractors License in 1983. In 1987, he established George Apostolou Construction Corporation and has since built more than 200 commercial buildings, including government services buildings, churches, office buildings and retail centers. George Apostolou Construction Corporation is not affiliated with HCI Group, Inc. In addition to contracting, Mr. Apostolou has been involved in the development and investment of many commercial projects and now owns more than 20 properties in the Tampa Bay area. Since 2013, Mr. Apostolou has served on the Board of Directors of First Home Bank in Seminole, Florida and since 2014 has served as a director of the bank’s holding company, First Home Bancorp, Inc.

Mr. Apostolou brings considerable business, management and real estate experience to the Board of Directors. We expect Mr. Apostolou’s business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Apostolou also serves on our audit committee and our compensation committee. His business experience gives him a fundamental understanding of financial statements and business operations. Important also, Mr. Apostolou has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Paresh Patel, age 53, is a founder of the company and currently serves as chairman of the Board of Directors and chief executive officer. He has been a director of the company since its inception and has served as the chairman of our Board of Directors since May 2007. He has served as chief executive officer since 2011. From 2011 to 2012, Mr. Patel served as president of our insurance subsidiary, Homeowners Choice Property &

Casualty Insurance Company, Inc. He reassumed this position in June 2015 and also serves as chairman of the Board of Directors for this subsidiary. Mr. Patel is additionally a director and the president of TypTap Insurance Company, the Company’s new Florida residential property insurer formed in January 2016. Mr. Patel has broad experience in technology and finance. He developed and continues to oversee development of the company’s policy administration systems. From 2006 to 2011, Mr. Patel served as president of Scorpio Systems, Inc., a software development company. From 2011 to 2015 he served as chairman of the Board of Directors of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. Since 2014, he has served as chairman of the board of directors of Oxbridge Re Holdings Limited, a NASDAQ listed, Cayman Islands reinsurance holding company. Since 2012, he has served as a director for Moksha Re SPC Ltd., a Caymans Islands reinsurance company that ceased operations in 2014. He is a founder of NorthStar Bank in Tampa, Florida and from 2006 to 2011 served on the Board of Directors of both the bank and its parent company, NorthStar Banking Corporation. As a private investor from 2000 to 2006, Mr. Patel developed and implemented his own money management system based upon statistical and probability techniques. Before that, from 1998 to 2000, he was director of customer care and billing with Global Crossing. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the integration of the customer care and billing systems with the systems of companies that Global Crossing acquired. As an independent software and systems consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds a Bachelor’s and a Master’s degree in Electronic Engineering from the University of Cambridge in United Kingdom. He has no familial relationship to Harish Patel, another member of the Board of Directors.

Mr. Patel brings to the Board of Directors considerable experience in business, management, systems and technology, and because of those experiences and his education, he possesses analytical and technology skills which are considered of importance to the operations of the company, the oversight of its performance and the evaluation of its future growth opportunities. Furthermore, his performance as chief executive officer has indicated an in-depth understanding of the company’s insurance business. Mr. Patel has a substantial personal investment in the company.

Gregory Politis, age 63, is a founder of the company and has been a director since its inception. Mr. Politis has been in the real estate business since 1974 and is president of Xenia Management Corporation, a real estate portfolio management company he established in 1988. Mr. Politis has interests in over 40 real estate developments in the Miami-Dade County, Orlando, Greater Tampa Bay and Montreal, Canada areas. Xenia Management Corporation is not affiliated with HCI Group, Inc. During his career, Mr. Politis has developed and retained ownership of retail, office and industrial spaces, with a primary focus on buildings housing federal and state government agencies. He was a founding member of Hellenic American Board of Entrepreneurs and a recipient of the Building Owners and Managers Association (BOMA) Building of the Year Award. Mr. Politis has served as a director of NorthStar Bank and Florida Bank.

Mr. Politis brings considerable business, management and real estate experience to the Board of Directors. We expect his business and management experience will enhance oversight of the company’s business performance. Moreover, real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. Mr. Politis serves on the company’s governance and nominating committee. His business experience gives him a fundamental understanding of business operations. Important also, Mr. Politis has a substantial personal investment in the company.

Directors Continuing in Office

Directors whose present terms continue until 2017 (Class C):

Wayne Burks, age 68, has served on our board since June 20, 2013. Mr. Burks has since April 2012 served as a director and the chief financial officer of WRB Enterprises, Inc., a Tampa, Florida based holding company with investments in Caribbean electric utilities, renewable energy development, cable television, real estate and financial institutions. From July 2010 to April 2012, he was a principal of Sterling Financial Consulting where he provided financial and operational consulting services for privately held and pre-initial public offering stage companies. From December 2008 to June 2010, Mr. Burks served as chief financial officer of Prepared Holdings, LLC, a Florida-based insurance holding company. Mr. Burks is a certified public accountant. He is a former audit partner of Coopers & Lybrand, where he performed auditing services approximately 23 years.

Mr. Burks brings considerable business and management experience to the Board of Directors. We expect Mr. Burks’s business and management experience will enhance oversight of the company’s business performance. His former partnership in a global public accounting firm and his subsequent executive financial management roles will allow him to add value and expertise to the company’s financial oversight functions. In addition, Mr. Burks serves as chairman of our audit committee and as a member of our governance and nominating committee.

Sanjay Madhu, age 49, has been a director of our company since May 2007. Mr. Madhu formerly served as president of our real estate division and vice president of investor relations, positions he held from June 2011 and February 2008, respectively, until his employment with us ended in 2013. He also served as our vice president of marketing from 2008 to 2011. Since 2013, Mr. Madhu has been president and chief executive officer of Oxbridge Re Holdings Ltd., a NASDAQ listed reinsurance holding company based in the Cayman Islands. Since 2012, he has served as a director for Moksha Re SPC Ltd. a Caymans Islands reinsurance company that ceased operations in 2014. During 2013, Mr. Madhu served as a director of First Home Bank in Seminole, Florida. .From 2012 to 2014, Mr. Madhu served on the board of directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust. As an owner and manager of commercial properties, Mr. Madhu has been president of 5th Avenue Group LC since 2002 and President of Forrest Terrace LC since 1999. He has also been president of The Mortgage Corporation Network (correspondent lenders) since 1996. Prior to that, Mr. Madhu was vice president, mortgage division, First Trust Mortgage & Finance, from 1994 to 1996; vice president, residential first mortgage division, Continental Management Associates Limited, Inc., from 1993 to 1994; and president, S&S Development, Inc. from 1991 to 1993. None of the foregoing companies is an affiliate of HCI Group, Inc. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business, marketing, real estate and mortgage finance experience to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments. In addition, Mr. Madhu has a substantial personal investment in the company.

Anthony Saravanos, age 45, has been a director of the company since May 2007 and currently serves as president of our real estate division, a position he has held since 2013. From 2005 to 2013, Mr. Saravanos was vice president of The Boardwalk Company, a full-service real estate company located in Palm Harbor, Florida. The Boardwalk Company is not affiliated with HCI Group, Inc. Since 2001, he has been managing partner of several commercial property entities with a combined total of 13 properties in Florida and New York. Since 2011, Mr. Saravanos has served as a director of First Home Bank in Seminole, Florida and since 2015 he has served as a director and chairman of the board for that bank’s holding company, First Home Bancorp, Inc., also located in Seminole, Florida. . From 1997 to 2001, he served as district manager, marketing and sales, for DaimlerChrysler Motors Corporation, Malvern, Pennsylvania. Mr. Saravanos graduated from Ursinus College, Collegeville, Pennsylvania, with a double major in Economics and Spanish. He earned a master’s degree in Business Administration with an emphasis in marketing from Villanova University. At Villanova he was inducted into the Beta Gama Sigma Honor Society. Mr. Saravanos also attended Quanaouac Institute, Cuernavaca, Mexico, for intensive Spanish studies and a cultural immersion program. A licensed real estate broker, Mr. Saravanos is a Certified Commercial Investment Member and a Certified Development Professional. He was named #1 Top Producer for 2010 by the Florida Gulfcoast Commercial Association of Realtors in the General Brokerage Category. Mr. Saravanos also serves as Vice President, Greek Children’s Fund at All Children’s Hospital Foundation in St. Petersburg, Florida.

Mr. Saravanos brings considerable business, management, finance, marketing and real estate experience and business education to the Board of Directors. Real estate experience has become increasingly important to the company as it makes and considers significant real estate investments and as such, we believe Mr. Saravanos is well qualified to lead our real estate division. His financial sophistication is evidenced by his business education and his work experiences. For example, as a district manager for DaimlerChrysler Motors Corporation he was required to read, understand and analyze financial information. His ability to analyze financial information is considered of importance in enhancing oversight of the company’s performance, monitoring its financial disclosure and evaluating growth opportunities. Important also, Mr. Saravanos has a substantial personal investment in the company and he played a large role in bringing initial investors to the company.

Directors whose present terms continue until 2018 (Class A):

James Macchiarola, age 67, has served on our board since November 12, 2013. From 1999 to 2015, Mr. Macchiarola served in various positions for the Clearwater, Florida office of Orange Business Services (formerly Equant), a global information technology and communications services provider and subsidiary of Orange S.A. (formerly France Telecom S.A.). From 2009 to 2015, he has served as its vice president and head of North American equipment resales and integration services. From 2007 to 2009, he was that company’s area sales vice president for the U.S. east coast and Canada. From 2003 to 2007, he was head of its integration services sales. From 2002 to 2003, he served as head of service operations for the Americas. From 1999 to 2003, he served as head of managed services. From 1994 to 1999, Mr. Macchiarola served as chief operating officer for Techforce, a U.S. based systems integrator. Before that he also did stints for Racal Datacom and Syncordia (1990 to 1994), AT&T Paradyne (1984 to 1990) and IBM Corp. (1969 to 1984).

Mr. Macchiarola brings considerable business, management, marketing, and systems experience to the Board of Directors. Information technology and systems knowledge has become increasingly important to the company as the growth of technology in the market becomes more and more sophisticated. In addition, the company expects Mr. Macchiarola will provide guidance and oversight in the direction of the company’s own information technology division. The marketing and sales experience gained by Mr. Macchiarola, for example, as vice president and head of North American equipment resales and integration services, will prove valuable as the company continues to grow and expand into new products and territories. Mr. Macchiarola serves on our governance and nominating committee and our compensation committee.

Harish M. Patel, age 59, has served on our Board of Directors since 2011. Since 2006, Mr. Patel has served as a director for Medenet, Inc., a medical software company based in St. Petersburg, Florida. From 1976 to 1987, Mr. Patel served in various capacities, including as director of sales, director of operations and director at large, for Colorama Photo Processing Laboratories, a family-owned photo processing business located in London, England which pioneered the provision of next day and same day photo processing services to retail outlets in Central London and later provided those services to other regions of the United Kingdom. From 1987 to 1992, Mr. Patel served in various capacities, including as director at large, for Colorama Pharmaceuticals Ltd., a family-owned start-up venture which distributed pharmaceuticals to the client base of the photo processing company. From 1992 to 2005, he served as director for Kwik Photo Retail Stores, a London-based, operator of stand-alone and in-store retail photo processing labs. During his tenure, that company expanded from 23 company-owned stores to over 100 outlets. In addition he established and managed a United States-based data processing subsidiary for that company. None of the foregoing companies are affiliated with our company. Mr. Patel studied business administration at South Bank Polytechnic in London. He has no familial relationship to Paresh Patel, our chief executive officer and chairman of the Board.

Mr. Patel brings a wide range of business and management experience to the Board of Directors. We expect Mr. Patel’s business and management experience will enhance oversight of the company’s business performance and financial disclosure. We believe also the knowledge he has gained from his experiences, in particular his knowledge of software systems and health care, will be valuable as the company considers and seeks growth opportunities. Also important, Mr. Patel has a substantial personal investment in the company. Mr. Patel serves on our audit and compensation committees.

Martin A. Traber, age 70, is a founder of the company and has been a director since its inception. Mr. Traber has over 30 years of experience in securities law and corporate finance. Since 1994, he has been a partner of Foley & Lardner LLP, in Tampa, Florida, serving within that firm’s transactional & securities and private equity & venture capital practices and as a member of its technology industry team. Mr. Traber is a founder of NorthStar Bank in Tampa, Florida and from 2007 to 2011 served as a director of both the bank and its holding company NorthStar Banking Corporation. Mr. Traber serves on the Board of Directors of JHS Capital Holdings, Tampa, Florida and on the Advisory Board of Platinum Bank, Tampa, Florida. He also serves on the Board of Directors of LM Funding America, Inc., a NASDAQ listed specialty finance company headquartered in Tampa, Florida. From 2012 to 2013, he served on the Board of Directors of Exeter Trust Company, Portsmouth, New Hampshire. Mr. Traber holds a Bachelor of Arts and a Juris Doctor from Indiana University.

Mr. Traber brings considerable legal, financial and business experience to the Board of Directors. He has counseled and observed numerous businesses in a wide range of industries. The knowledge gained from his observations and his knowledge and experience in business transactions and securities law are considered of importance in monitoring the company’s performance and when we consider and pursue business acquisitions and financial transactions. Mr. Traber also serves on our compensation committee. His knowledge of other businesses and industries is useful in determining management and director compensation. As a corporate and securities lawyer he has a fundamental understanding of governance principles and business ethics. Important also, Mr. Traber has a substantial personal investment in the company.

Arrangements as to Selection and Nomination of Directors

We are aware of no arrangements as to the selection and nomination of directors.

Independent Directors

Based upon recommendations of our governance and nominating committee, the Board of Directors has determined that current directors George Apostolou, Wayne Burks, James Macchiarola, Harish M. Patel, Gregory Politis, and Martin A. Traber are “independent directors” meeting the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual, including having no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In the case of Mr. Traber, the Board considered his role as a partner of Foley & Lardner LLP, which provides legal services to the company, and determined that the fees received by the law firm from us amount to less than 1% of the firm’s total revenue and considered also Mr. Traber’s personal financial substance, his other sources of income and his lack of dependence upon legal fees from the company.

DIRECTOR COMPENSATION

The compensation of our non-employee directors is determined by the compensation committee.

Directors who are employees of the company do not receive any additional compensation for their service as directors. During 2015, the company’s non-employee directors each received a cash payment in January, April, July and October of $25,000 for service to the company, which includes attendance at Board and committee meetings held during 2015.

The following table sets forth information with respect to compensation earned by each of our directors (other than “named executive officers”) during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
George Apostolou	$100,000	—	—	—	—	$21,600	$121,600

Wayne Burks	$100,000	—	—	—	—	$28,800	$128,800

James Macchiarola	$100,000	—	—	—	—	$28,800	$128,800

Sanjay Madhu	$100,000	—	—	—	—	$21,600	$121,600

Harish Patel	$100,000	—	—	—	—	$21,600	$121,600

Gregory Politis	$100,000	—	—	—	—	$21,600	$121,600

Martin A. Traber	$100,000	—	—	—	—	$21,600	$121,600

(1)	In each of January, April, July and October, the director received a cash payment of $25,000 for his service as a director of the company, which includes attendance at board and committee meetings held during 2015.
(2)	Other compensation included dividends paid on unvested restricted shares. Messrs. Apostolou, Madhu, Patel, Politis and Traber each received a cash dividend payment of $5,400 at each dividend payment date in March, June, September and December. Messrs. Burks and Macchiarola each received a cash dividend payment of $7,200 at each of the aforementioned dividend payment dates.

Forfeiture of Restricted Stock Awards

In response to demands made in 2013 by two shareholders, the directors and our chief executive officer agreed to forfeit effective March 2, 2016 portions of certain restricted common stock awards granted to them in 2013. Non-employee directors George Apostolou, Sanjay Madhu, Harish Patel, George Politis and Martin Traber and employee director Anthony Saravanos forfeited the 6,000 share tranche of their awards dated May 16, 2013 that would have vested one year after the closing price of HCI stock equaled or exceeded $50 for 20 consecutive trading days. Non-employee directors Wayne Burks and James Macchiarola forfeited two tranches totaling 12,000 shares of their awards dated November 11, 2013, consisting of 6,000 shares that would have vested one year after the closing price of HCI stock equaled or exceeded $50 for 20 consecutive trading days and 6,000 shares that would have vested one year after the closing price equaled or exceeded $95 for 20 consecutive trading days. Our chief executive officer Paresh Patel forfeited a 100,000 share tranche of his award dated May 16, 2013 that would have vested one year after the closing price of HCI stock equaled or exceeded $50 for 20 consecutive trading days.

The aggregate number of stock awards outstanding for each non-employee director was as follows:

	As of December 31, 2015			As of April 20, 2016
Name	Number of Options	Number of Restricted Shares		Number of Options	Number of Restricted Shares

George Apostolou	—	18,000	(2)	—	12,000	(2)

Wayne Burks	—	24,000	(3)	—	12,000	(3)

James Macchiarola	—	24,000	(3)	—	12,000	(3)

Sanjay Madhu	—	18,000	(2)	—	12,000	(2)

Gregory Politis	30,000(1)	18,000	(2)	30,000	12,000	(2)

Martin A. Traber	—	18,000	(2)	—	12,000	(2)

Harish Patel	20,000(4)	18,000	(2)	20,000	12,000	(2)

(1)	On June 1, 2007 Mr. Politis received options to purchase 160,000 shares at $2.50 per share, which vested monthly in equal increments through and including January 1, 2010 and expire May 31, 2017. As of December 31, 2015 and April 20, 2016, 30,000 options were unexercised.
(2)	On May 16, 2013, the directors then in office received restricted stock grants of 24,000 shares each. As originally granted, restrictions on 6,000 shares would lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80. The $35 price target with respect to this grant was met on October 8, 2013. As discussed above, the 6,000 share portion of this grant intended to vest one year after the closing price of HCI stock equaled or exceeded $50 per share for 20 consecutive trading days was forfeited in March 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On November 11, 2013, these directors received restricted stock grants of 24,000 shares each. As originally granted, restrictions on 6,000 shares would lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $50, $65, $80 and $95. As discussed above, two 6,000 share tranches of this grant intended to vest one year after the closing price of HCI stock equaled or exceeded $50 and $95 per share for 20 consecutive trading days were forfeited in March 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	On August 26, 2011, newly elected director Harish Patel was awarded the right to purchase 30,000 shares at $6.30 per share. His options vested in three equal annual installments beginning April 20, 2012 and expire on August 25, 2021. As of December 31, 2015 and April 20, 2016, 20,000 options were unexercised.

COMPENSATION POLICIES RELATING TO RISK MANAGEMENT

The Board of Directors has considered risks associated with the company’s compensation policies and practices and identified no compensation policies or practices that are reasonably likely to have a material adverse effect on the company.

TRANSACTIONS WITH RELATED PERSONS

Transactions

Reinsurance Agreements

Claddaugh Casualty Insurance Company, Ltd., our Bermuda domiciled captive reinsurer, has reinsurance treaties with Oxbridge Reinsurance Limited whereby a portion of the business assumed from our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. is ceded by Claddaugh to Oxbridge. With respect to the period from June 1, 2014 through May 31, 2015, Oxbridge assumed $8.8 million of the total covered exposure for approximately $3.7 million in premiums. With respect to the period from June 1, 2015 through May 31, 2016, Oxbridge assumed $11.6 million of the total covered exposure for approximately $3.3 million in premiums. In addition, Homeowners Choice had a reinsurance treaty with Oxbridge for the period from June 1, 2014 through May 31, 2015 under which Oxbridge assumed $9.0 million of the total covered exposure for approximately $1.2 million in premiums. No such reinsurance treaty between Homeowners Choice and Oxbridge is in effect for the subsequent period from June 1, 2015 through May 31, 2016. The premiums charged by Oxbridge are at rates which management believes to be competitive with market rates available to Claddaugh and Homeowners Choice. Oxbridge has deposited funds into trust accounts to satisfy certain collateral requirements under its reinsurance contracts with Homeowners Choice and Claddaugh. Trust assets may be withdrawn by the trust beneficiary, which is either Homeowners Choice or Claddaugh, in the event amounts are due under the Oxbridge reinsurance agreements. Oxbridge is the wholly-owned subsidiary of Oxbridge Re Holdings Limited, a NASDAQ listed company which includes among its shareholders Paresh Patel, our chief executive officer, who is also chairman of the board of directors of Oxbridge Re Holdings Limited, and members of his immediate family and three of our non-employee directors including Sanjay Madhu who serves as Oxbridge’s president and chief executive officer.

Legal Services

One of our directors, Martin A. Traber, is a partner at the law firm of Foley & Lardner LLP, and since our inception in 2007, the firm has provided legal representation to us. During 2015, Foley & Lardner LLP billed us approximately $50,000, which represents less than 1% of Foley & Lardner’s fee revenue. These services were provided on an arm’s-length basis, and paid for at fair market value. We believe that such services were performed on terms at least as favorable to us as those that would have been realized in transactions with unaffiliated entities or individuals.

Policies for Approval or Ratification of Transactions with Related Persons

Our policy for approval or ratification of transactions with related persons is for those transactions to be reviewed and approved by a majority of disinterested directors. That policy is set forth in both our Code of Conduct (See Code of Ethics) and our Corporate Governance Guidelines. The policy provides no standards for approval. Directors apply their own individual judgment and discretion in deciding such matters.

ADVERSE INTERESTS

We are not aware of any material proceedings in which an executive officer or director is a party adverse to the company or has a material interest adverse to the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 filed for the year 2015, we believe that all of our directors, officers, and 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them. In addition, all such forms were filed timely.

CODE OF ETHICS

We have adopted a code of ethics applicable to all employees and directors, including our chief executive officer and chief financial officer. We have posted the text of our code of ethics to our internet web site: www.hcigroup.com. Select “Investor Information” at the top and then select “Corporate Governance” and then “Code of Conduct.” We intend to disclose any change to or waiver from our code of ethics by posting such change or waiver to our internet web site within the same section as described above.

CORPORATE GOVERNANCE GUIDELINES

We have adopted Corporate Governance Guidelines to promote effective governance of the company. A current copy of our Corporate Governance Guidelines is available on our website www.hcigroup.com. Select “Investor Information” at the top and then select “Corporate Governance” and then “Corporate Governance Guidelines.”

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held 12 formal meetings during 2015. During 2015, no director attended less than 75% of the Board and applicable committee meetings.

Board members are encouraged, but not required to attend the Annual Meeting of the Shareholders. Eight of our nine directors then serving attended the 2015 Annual Meeting of the Shareholders.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have established procedures by which shareholders may communicate with members of the Board of Directors, individually or as a group. Shareholders wishing to communicate with the Board of Directors or a specified member of the Board may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipient or recipients, which may be the Board of Directors as a group or an individual member of the Board. The communication should include the shareholder’s name and the number of shares owned. Communications that are not racially, ethically or religiously offensive, commercial, pornographic, obscene, vulgar, profane, defamatory, abusive, harassing, threatening, malicious, false or frivolous in nature will be promptly forwarded to the specified members of the Board of Directors. We have also established procedures by which all interested parties (not just shareholders) may communicate directly with our non-management or independent directors as a group. Any interested party wishing to communicate with our non-management or independent directors as a group may send written communications addressed to: Board of Directors, HCI Group, Inc., c/o Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The mailing envelope should clearly specify the intended recipients, which may be the non-management directors or the independent directors as a group. The Secretary will promptly forward the envelope for distribution to the intended recipients.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an audit committee, a compensation committee, and a governance and nominating committee.

Audit Committee

The company has a separately-designated standing audit committee established in accordance with the Securities and Exchange Act of 1934. The audit committee’s responsibilities include the following:

•	assisting our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices;

•	overseeing the work of our internal accounting and auditing processes;

•	discussing with management our processes to manage business and financial risk;

•	making appointment, compensation, and retention decisions regarding, and overseeing the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements;

•	establishing and reviewing the adequacy of procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures.

The audit committee is composed of three members: Wayne Burks, its chairman, George Apostolou and Harish M. Patel. Since our common shares are listed on the New York Stock Exchange, we are governed by its listing standards. Accordingly, each member of the audit committee meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual and the criteria for independence set forth in Rule 10A-3(b)(1) of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Burks is an audit committee financial expert. The Audit Committee met formally four times during 2015 and otherwise acted by unanimous written consent. The Board of Directors has adopted a written Audit Committee Charter. A current copy of the charter is available on our website www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.”

Compensation Committee

The compensation committee’s responsibilities include the following:

•	reviewing and approving the compensation programs applicable to our executive officers;

•	recommending to the Board of Directors and periodically reviewing policies for the administration of the executive compensation programs;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the executive officers, evaluating the performance of the executive officers in light of those goals, objectives and strategies, and setting the compensation level of the executive officers based on this evaluation;

•	reviewing on a periodic basis the operation of our executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	administering and making awards under the company’s 2012 Omnibus Incentive Plan and monitoring and supervising the administration of any other benefit plans the company may have; and

•	reviewing and approving compensation to outside directors.

The compensation committee has the authority to determine the compensation of the named executive officers and the non-employee directors and to make equity awards under the company’s 2012 Omnibus Incentive Plan. At least annually the compensation committee considers the results of the company’s operations and its financial position and makes compensation determinations. In December 2013, the compensation committee engaged Frederic W. Cook & Co, Inc., a nationally recognized, compensation consulting firm to review the company’s non-employee director compensation program. As a result of that consultation, the compensation committee established a new compensation program, effective in 2014, for our non-employee directors. The compensation committee did not engage or rely on consultants in determining compensation paid to executive officers in 2015, instead relying on the judgment and knowledge of its own members. The compensation committee views the determination of such compensation to be a collaborative effort and accordingly it welcomes recommendations and advice from executive officers and other directors. The compensation committee is composed of four members: Martin A. Traber, Chairman, George Apostolou, Harish Patel and Jim Macchiarola, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The compensation committee met formally four times during 2015 and otherwise acted by unanimous written consent. The Board of Directors has adopted a formal compensation committee charter. A current copy of the compensation committee’s charter is available on our website www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.” The compensation committee is committed to a pay-for-performance focus and, together with the full Board, to maintain open communications with institutional shareholders to address any executive compensation issues raised.

Governance and Nominating Committee

The functions of the governance and nominating committee include the following:

•	establishing criteria for selection of potential directors, taking into account all factors it considers appropriate;

•	identifying and selecting individuals believed to be qualified as candidates to serve on the board and recommending to the board candidates to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of the shareholders;

•	recommending members of the board to serve on the committees of the board;

•	evaluating and ensuring the independence of each member of each committee of the board required to be composed of independent directors;

•	developing and recommending to the board a set of corporate governance principles appropriate for our company and consistent with the applicable laws, regulations, and listing requirements;

•	developing and recommending to the board a code of conduct for our company’s directors, officers, and employees;

•	ensuring that we make all appropriate disclosures regarding the process for nominating candidates for election to the board, including any process for shareholder nominations, the criteria established by the committee for candidates for nomination for election to the board, and any other disclosures required by applicable laws, regulations, or listing standards; and

•	reporting regularly to the board (i) regarding meetings of the committee, (ii) with respect to such other matters as are relevant to the committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the committee may deem appropriate.

The governance and nominating committee is composed of three members: Jim Macchiarola, Wayne Burks and Gregory Politis, each of whom meets the independence tests set forth in Section 303A.02 of the New York Stock Exchange Listing Manual. The governance and nominating committee held two meetings in 2015. The Board of Directors has adopted a written governance and nominating committee charter. A current copy of the charter is available on our website at www.hcigroup.com. Click “Investor Information” and then “Corporate Governance.”

Each of the proposed director nominees was recommended by the governance and nominating committee to the Board of Directors.

The governance and nominating committee identifies director candidates in numerous ways. Generally, the candidates are known to and recommended by members of the Board of Directors or management. In evaluating director candidates, the governance and nominating committee considers a variety of attributes, criteria and factors, including experience, skills, expertise, diversity, personal and professional integrity, character, temperament, business judgment, time availability, dedication and conflicts of interest. At a minimum, director candidates must be at least 18 years of age and have such business, financial, technological or legal experience or education to enable them to make informed decisions on behalf of the company. The governance and nominating committee has not adopted a specific policy on diversity. However, in practice it has identified and recommended individuals of diverse ethnic, cultural and business backgrounds.

The governance and nominating committee will consider director candidates recommended by shareholders. Any shareholder wishing to recommend one or more director candidates should send the recommendations before November 1 of the year preceding the next annual meeting of shareholders to the Secretary of the Corporation, Andrew L. Graham, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. Each recommendation should set forth the candidate’s name, age, business address, business telephone number, residence address, and principal occupation or employment and any other attributes or factors the shareholder wishes the committee to consider, as well as the shareholder’s name, address and telephone number and the class and number of shares held. The Committee may require the recommended candidate to furnish additional information. The secretary will forward recommendations of qualified candidates to the governance and nominating committee and those candidates will be given the same consideration as all other candidates.

A shareholder wishing to nominate an individual for election to the Board of Directors at the Annual Meeting of the Shareholders, rather than recommend a candidate to the Governance and Nominating Committee, must comply with the advance notice requirements set forth in our bylaws. See “Shareholder Proposals for Presentation at the 2017 Annual Meeting” for further information.

Board of Directors Leadership Structure

Our business and affairs are managed under the direction of the Board of Directors. Under our current leadership structure, Paresh Patel serves as chairman of the board and chief executive officer. Mr. Patel’s role includes providing continuous feedback on the direction and performance of the company, serving as chairman of regular meetings of the Board of Directors, setting the agenda of meetings of the Board of Directors and leading the Board of Directors in anticipating and responding to changes in our business. Mr. Patel plays a significant role also in formulating and executing the company’s strategic plans, technology efforts and investment decisions. We believe board oversight and planning is a collaborative effort among the directors, each of whom has unique skills, experience and education, and this structure facilitates collaboration and communication among the directors and management and makes best use of their respective skills. To further foster collaboration in its oversight efforts, the Board of Directors has no lead independent director to preside at meetings of the non-management directors. Rather at each such meeting a presiding director is elected by majority vote of the directors present. The Board of Directors periodically reviews the board leadership structure to evaluate whether the structure remains appropriate for the company and may determine to alter this leadership structure anytime based on then existing circumstances.

Board of Directors’ Role in Risk Oversight

The Board of Directors plays a significant role in monitoring risks to the company. Where major risks are involved, the Board of Directors takes a direct role in reviewing those matters. For example, the Board of Directors annually reviews the level and design of our reinsurance program. Reinsurance is insurance we buy from other insurance companies to cover hurricanes and other catastrophes. The Board of Directors also typically approves strategic initiatives and large or unusual investments or other such expenditure of the company’s resources. The Board of Directors has established committees to assist in ensuring that material risks are identified and managed appropriately. Among them are the audit committee, the compensation committee, and the governance and nominating committee. The Board and its committees regularly review material operational, financial, compensation and compliance risks with executive management. The audit committee is responsible for assisting the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices and discussing with management our processes to manage business and financial risk. The compensation committee considers risk in connection with its design of our compensation programs for our executives. The governance and nominating committee regularly reviews the company’s corporate governance structure and board committee assignments. Each committee regularly reports to the Board of Directors.

MATTER NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The company’s audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016. At the Annual Meeting, shareholders will be asked to ratify the audit committee’s appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. Regardless of the outcome of this vote, the audit committee will retain the sole authority to appoint the company’s independent registered public accounting firm. If the appointment is not ratified, then the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee may appoint a different independent registered public accounting firm for the company.

Representatives from Dixon Hughes Goodman, LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

The persons named in the enclosed proxy card intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm. This proposal will be approved if the number of votes for the proposal exceeds the number of votes against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ITEM 2 ON YOUR PROXY CARD.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

Dixon Hughes Goodman, LLP was our principal registered public accounting firm for 2015, 2014 and 2013.

AUDIT FEES

The following table sets forth the aggregate fees for services related to the years ended December 31, 2015 and 2014 provided by Dixon Hughes Goodman, LLP, our principal accountant:

	2015	2014

Audit Fees(1)	$317,000	$277,000
All Other Fees(2)	65,000	—

Total	$382,000	$277,000

(1)	Audit Fees represent fees billed for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements included in our quarterly reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	All Other Fees represent fees billed for services provided to us not otherwise included in the category above.

PRE-APPROVAL POLICIES

All auditing services and non-auditing services are pre-approved by the audit committee. The audit committee has delegated this authority to the chairman of the audit committee for situations when pre-approval by the full audit committee is inconvenient. Any decisions by the chairman of the audit committee must be disclosed at the next audit committee meeting.

AUDIT COMMITTEE REPORT

TO: The Board of Directors of HCI Group, Inc.

The audit committee oversees the financial reporting processes of HCI Group, Inc. on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management and discussed with management the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed with representatives of Dixon Hughes Goodman, LLP, the company’s independent registered public accounting firm responsible for auditing the company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the company’s accounting principles. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards adopted by the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The audit committee discussed with representatives of Dixon Hughes Goodman, LLP the overall scope and plans for their audit. The audit committee met with representatives of Dixon Hughes Goodman, LLP, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The audit committee has appointed Dixon Hughes Goodman, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016.

AUDIT COMMITTEE

Wayne Burks

George Apostolou

Harish M. Patel

MATTER NO. 3

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in this proxy statement.

Compensation Program and Philosophy

Our compensation committee and Board of Directors believe our compensation practices and policies must be designed to attract and retain highly-skilled executives who are critical to the company’s success while at the same time aligning our executives’ interests with the interests of the shareholders. Accordingly, emphasis is placed on aligning pay with the financial performance of the company and increasing shareholder value. We have sought to do so with a mix of base salaries, discretionary bonuses, performance based bonuses and restricted stock grants. During 2015, the most significant portion of our chief executive officer’s compensation was a bonus tied to the company’s financial performance with performance objectives keyed to earnings before interest and the provision for income taxes, excluding certain nonrecurring items in accordance with the company’s 2012 Omnibus Incentive Plan, within a specific measurement period. Compensation issued to other named executive officers during 2015 consisted of base salary, discretionary bonuses, and restricted stock grants. The Board of Directors believes the company has appropriately compensated management to retain their services and incentivized them to drive strong financial performance and increase shareholder value.

Recommendation

We are asking our shareholders to approve the compensation of our current named executive officers (our chief executive officer, our chief financial officer and our two other most highly compensated executive officers) as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED,” that the shareholders approve the compensation paid to the company’s named executive officers as disclosed in the company’s proxy statement with respect to the company’s 2016 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the Summary Compensation Table, and other compensation tables and related discussion and disclosure.”

While this vote on the executive compensation of our named executive officers is an advisory vote and therefore not binding on the company, the Compensation Committee and our Board of Directors value the opinions of our shareholders and will consider the vote outcome when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT — ITEM 3 ON YOUR PROXY CARD.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following discussion describes the principal objectives of our executive compensation programs with respect to our “named executive officers,” outlines those programs and describes how we believe our executive compensation programs meet our objectives. Our named executive officers for 2015 are the chief executive officer, chief financial officer, general counsel, president of our real estate division, and the former president of our property and casualty insurance division.

Overview

The compensation committee has the authority to set the compensation of the named executive officers and to make equity awards under the company’s 2012 Omnibus Incentive Plan, which was approved by the shareholders in 2012. The main objectives of our executive compensation programs are to retain highly skilled executives and to align their pay with the company’s performance and shareholder returns so as to incentivize our executives to drive strong financial performance and increase shareholder value. Simply put our practice is to pay for performance. We believe these objectives were accomplished in 2015.

In aligning executive pay with the company’s performance and shareholder returns, we anticipate our chief executive officer will receive a significant portion of his cash compensation each year in the form of a performance bonus awarded under a bonus incentive plan established by the compensation committee pursuant to the company’s 2012 Omnibus Incentive Plan. In the case of our other executive officers, we anticipate they will receive a substantial portion of their compensation in the form of discretionary cash bonuses, equity awards, or a combination of both, as determined by the compensation committee in consultation with our chief executive officer.

The compensation committee uses a common sense approach to setting executive compensation, relying on the judgment and knowledge of its own members as to the talents, the work habits and the contributions of the named executive officers. The committee, however, views the determination of compensation to be a collaborative effort and accordingly it welcomes recommendations and advice from executive officers, other directors and shareholders. The company did not seek the advice of consultants or engage in benchmarking of total compensation or any material component of compensation with respect to the amounts paid to the company’s named executive officers in 2015.

The compensation committee seeks to improve continually the company’s executive compensation programs. To that end the compensation committee discusses its compensation philosophy with the full Board at least annually before compensation is set for the year. The committee has a policy of allowing full Board discussion of executive compensation. The chairman of the compensation committee gives timely reports to the Board regarding executive compensation, including the philosophy that drives the decisions, to ensure awareness and understanding by the Board members. The chairman of the compensation committee also ensures open communications exist between the compensation committee and the company’s largest shareholders to discuss executive compensation. The chairman reports to the committee and the Board any material issues raised during these discussions and the committee and the Board in good faith address those issues.

During 2015, our chief executive officer was compensated with a flat annual salary and a cash performance bonus. The annual salary was $500,000. The cash performance bonus was awarded pursuant to a bonus incentive plan established in 2015 for the chief executive officer by a subcommittee of the compensation committee (excluding the chairman). The salient features of the bonus incentive plan were a performance goal of the company recording at least $75 million of earnings before interest and provision for income taxes during the measurement period and if that performance goal were to be met, the chief executive officer would qualify for a cash bonus equal to 3.25% of earnings before interest and provision for income taxes for the measurement period (after adjustments for various items, including bonuses, asset sales and unusual, nonrecurring items). The measurement period for the 2015 bonus was the period from December 1, 2014 through November 30, 2015. The cash performance bonus was subject to downward adjustment at the discretion of the compensation subcommittee. In addition, in the event the company were to be required to restate its financial statements due to material noncompliance with any financial reporting requirement, Mr. Patel would be required to repay any portion of this bonus compensation that would not have been awarded under the restated financial statements. In setting the performance goal, the subcommittee determined that earnings before interest expense and the provision for income taxes was an appropriate measure of operating performance. The cash performance bonus awarded under this incentive plan amounted to $4,000,000, or 3.25% of earnings before interest and provision for income taxes for the measurement period. It was paid in December 2015.

In January 2016 our compensation committee and Mr. Patel agreed to amend his employment agreement to set his annual salary at $950,000 but also to terminate the agreement at December 31, 2016. A subcommittee of the compensation committee (excluding the chairman) also established a cash bonus plan for Mr. Patel for 2016. (See “Employment Agreements.”)

In establishing the 2015 bonus incentive plan for the chief executive officer, the compensation subcommittee considered not only his exceptional talents, work habits and contributions to the success of the company, but it also considered various risks and mitigating factors that might be associated with the plan. Among the considerations were the cliff vesting nature of the performance goal and the use of a percentage bonus could encourage the chief executive to manage earnings by deferring expenses, increasing the level of catastrophic risk retained by the company or lowering insurance underwriting standards. The mitigating factors were the level of company stock held by the chief executive officer, the use of auditors and actuaries, regulatory oversight, and the numerous people involved in such decisions, including often the Board members. Board members, for example, are involved in determining the level of catastrophic risk retained by the company.

Each of our other named executive officers received a significant portion of his 2015 compensation in the form of discretionary bonus awards, equity awards, or a combination of cash bonus and equity awards. Consistent with the 2015 award to our chief executive officer, cash bonuses were paid in December 2015. Cash bonus and equity awards to our named executive officers are at the discretion of the compensation committee, and as such, we have no set policy for allocating between long-term and currently paid out compensation nor do we have an established policy for the allocation between cash and non-cash compensation. The members of the compensation committee rely on their own judgment and experience in making such allocations. However, in awarding compensation to executives who received equity awards in 2013, the compensation committee will consider the size, price and value of those awards in determining future compensation so that long-term compensation reflects performance.

In our 2013 annual meeting we held a say-on-pay vote for our shareholders who approved the compensation of executive officers and also approved the frequency of such say-on-pay vote to take place every three years. These results agreed with the Board’s recommendations to shareholders. Our 2016 Annual Shareholders Meeting will provide shareholders a second opportunity to vote for or against the Company’s executive compensation policy (Matter No. 3).

Effective July 1, 2013, the company implemented a 401(k) Safe Harbor Profit Sharing Plan (“401(k) Plan”) that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees are eligible for company matching and discretionary profit sharing contributions. Plan participants may elect to defer up to one hundred percent of their pre-tax gross wages, subject to annual limitations. The company matching contribution is limited to a maximum of four percent of the employee’s annual salary or wage and is fully vested when contributed. Eligibility and vesting of the company’s discretionary profit sharing contribution is subject to the plan participant’s years of service. There has been no discretionary profit sharing contribution since the 401(k) Plan’s inception.

In April 2016, the company amended its 2012 Omnibus Incentive Plan to reduce the annual maximum number of shares of HCI Group, Inc. common stock that may be granted to an individual in connection with stock based awards made under the Plan from one million to 250,000.

2015 Company Performance

The company generated strong financial performance and increased shareholder value in 2015:

•	Gross premiums earned increased 15.8% to $423.1 million from $365.5 million in 2014;
•	Net premiums earned increased 12.1% to $282.5 million from $252.1 million in 2014;
•	Income available to common shareholders exceeded $60 million in each of the last three years;
•	Our balance sheet reflects combined cash, cash equivalents, and investments of $500.6 million at December 31, 2015, which is a 3.6% increase over the $483.2 million balance of cash, cash equivalents, and investments at December 31, 2014;
•	We increased our dividend 9% effective with the first dividend payment in 2015
•	Our primary insurance company, Homeowners Choice, was approved by the Florida Office of Insurance Regulation to write standalone flood policies.
•	Homeowners Choice was ranked sixth largest in the state of Florida in 2015 based on direct premiums written.

2015 Compensation

Compensation decisions reflect the company’s commitment to align our executive compensation with performance:

•	Our chief executive officer’s cash compensation was comprised of base salary representing only 10.3% of his total cash compensation, with the remaining 89.7% of cash compensation primarily attributable to performance-based bonus incentive plan compensation, as approved by the compensation committee, and dividends on unvested restricted common stock.
•	Base salaries of our other named executive officers comprised approximately 53.5% of the total cash compensation paid to the named executive officers. The remaining cash compensation was in the form of discretionary cash bonus awards.

In addition to the above summary, we urge our shareholders to read the information in the Executive Compensation and Related Information section, the Summary Compensation Table, and other compensation tables and disclosures contained in this proxy statement for more details about our executive compensation program.

EXECUTIVE OFFICERS

The following table provides information with respect to our executive officers as of April 20, 2016:

Name	Age	Title
Paresh Patel	53	Chairman and Chief Executive Officer
Richard R. Allen	69	Chief Financial Officer
Andrew L. Graham	58	Vice President, General Counsel and Corporate Secretary
Anthony Saravanos	45	Director, Division President — Real Estate

Biographical information for Messrs. Patel and Saravanos appears above under the heading “Directors.”

Richard R. Allen has served as the chief financial officer of our companies since November 2006 and also serves as a director of our subsidiary, Claddaugh Casualty Insurance Company, Ltd. He is additionally the treasurer of TypTap Insurance Company, the Company’s new Florida residential property insurer formed in January 2016. Mr. Allen has over thirty years of experience in property and casualty insurance finance and management to include agency/broker relations, reinsurance and financial controls and reporting and third party administration. He has held various positions with several insurance companies as chief financial officer, controller and senior accounting manager. From 1999 to 2005, Mr. Allen served as the internal auditor of Anthem Blue Cross and Blue Shield. From 1996 to 1998, Mr. Allen served as controller for Symons International

Group. From 1994 to 1996, Mr. Allen served as controller/treasurer of Coronet Insurance. In addition, Mr. Allen served as the budget/cost manager of Bankers Life and Casualty from 1982 to 1990, and as the controller of Bankers Standard Insurance Company, an affiliate of CIGNA, from 1969 to 1981. He has experience in forensic accounting and has participated as a consultant in numerous projects with state insurance departments. Mr. Allen earned his Bachelor of Science Degree from Quincy University in Quincy, Illinois.

Andrew L. Graham has served as our general counsel since June 1, 2008 and also currently serves as our corporate secretary. He is additionally the corporate secretary of TypTap Insurance Company, the Company’s new Florida residential property insurer formed in January 2016. Mr. Graham served from 1999 to 2007 in various capacities, including general counsel, for Trinsic, Inc. (previously named Z-Tel Technologies, Inc.), a publicly-held provider of communications services headquartered in Tampa, Florida. Since 2011, Mr. Graham has served on the Internal Audit Committee of Hillsborough County, Florida. From 2007 to 2011, he served on the board of trustees of Hillsborough Community College, a state institution serving over 28,000 students annually. Since 2015, he has served as a director for LM Funding America, Inc., a NASDAQ listed specialty finance company headquartered in Tampa, Florida. Mr. Graham holds a Bachelor of Science degree with a major in accounting from Florida State University and a Juris Doctor, as well as a Master of Laws (L.L.M.) in Taxation, from the University of Florida College of Law.

FORMER EXECUTIVE OFFICER

Scott R. Wallace served as president of our property and casualty division from April 16, 2012 until his retirement effective May 31, 2015. As such he served as president of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary. Mr. Wallace had over 30 years of property and casualty insurance and reinsurance experience. From 2006 to 2012, he served in various capacities, including from 2007 to 2012 as the president, chief executive officer and executive director of Citizens Property Insurance Corporation, Florida’s state backed property insurer, where he was responsible for management and operations of Florida’s largest homeowners insurance company. From 1992 to 2005, he served in various executive roles at W.R. Berkley Corporation, a multi-billion dollar New York Stock Exchange-listed insurance holding company. Mr. Wallace held a Bachelor of Science degree in marketing from Arizona State University.

ROLE OF EXECUTIVE OFFICERS AND MANAGEMENT IN COMPENSATION DECISIONS

The compensation committee has the authority to set compensation for the named executive officers. The committee views compensation decisions to be a collaborative effort and, accordingly, it welcomes recommendations and advice from executive officers and other directors. In setting compensation of the named executive officers other than the chief executive officer, the compensation committee invites the chief executive officer and other executives to attend committee meetings. At such meetings, Chief Executive Officer Patel presents to the compensation committee his evaluation of each named executive officer’s performance during the year and makes recommendations to the compensation committee regarding base salaries, bonus targets, performance goals, and equity compensation. The compensation committee has full authority to accept, modify or reject these recommendations. The compensation committee typically discusses Mr. Patel’s compensation package and related proposals with him. However, the compensation committee makes all final decisions related to Mr. Patel’s compensation without Mr. Patel present.

ARRANGEMENTS AS TO SELECTION AND NOMINATION OF EXECUTIVE OFFICERS

We are aware of no arrangements as to the selection or appointment of executive officers.

PENSION OR OTHER RETIREMENT PLAN AND DEFERRED COMPENSATION PLANS

Except for the company’s 401(k) Safe Harbor Profit Sharing Plan described above under “Compensation Discussion and Analysis,” we have not had and currently do not have a pension or other retirement plan or a nonqualified deferred compensation plan. Accordingly, the pension benefit table, the nonqualified deferred compensation table, and any related disclosures have been omitted from the discussion below. The company’s 401(k) matching contributions are described in footnote 4 to the Summary Compensation Table below.

ACCOUNTING AND TAX CONSIDERATIONS

In designing our compensation programs, we consider the potential accounting and tax effects on the company and our employees. In allocating among different components of compensation, we consider the accounting expense and potential reward associated with each separate component of compensation.

We also seek to provide tax-advantaged benefits for employees where practical and affordable. In selecting the components of our compensation program and allocating among them, we consider whether the component may be “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Service Code. Under Section 162(m), the company receives a federal income tax deduction for compensation paid to its chief executive officer and the three other most highly compensated executive officers only if the individual compensation is less than $1 million during any year or is “performance-based” under Section 162(m). All compensation paid to our executive officers in 2015 was determined to be fully deductible. Our 2012 Omnibus Incentive Plan was designed to permit the compensation committee to award compensation that is “performance-based” and thus fully tax-deductible by the company. Under Code Section 162(m), when a plan provides for compensation that is intended to be “performance-based,” the plan must be re-approved by shareholders at least every five years in order for new compensation under the plan to be fully deductible for federal tax purposes. Our 2012 Omnibus Incentive Plan was approved by our shareholders at the 2012 Annual Meeting of Shareholders.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation for services rendered in all capacities awarded to, earned by or paid to our named executive officers during the years ended December 31, 2015, 2014 and 2013. Note that Securities and Exchange Commission rules require us to report stock awards at the grant-date fair value of the entire award in the year of the grant rather than reporting this expense over the service period as we do for financial reporting purposes. Fair value of the awards is estimated in accordance with Accounting Standards Codification Topic 718 using methodologies that include various factors such as estimated cost of capital, market value, expected price volatility and expected dividends. Hence, in the table below, each amount appearing under “Stock Awards” is an estimate of the award’s fair value at the grant date, regardless of whether vesting has occurred. In the case of the stock award to Mr. Patel in 2013, 100,000 shares vested in 2013 whereas the applicable market based target has not been met related to the remaining 300,000 shares outstanding at December 31, 2015, of which 100,000 were forfeited in March 2016. Similarly, in the case of the 2013 stock award to Mr. Saravanos, 6,000 shares vested in 2013 while the applicable market based target has not been met related to the remaining 18,000 shares outstanding at December 31, 2015, of which 6,000 were forfeited in March 2016. The estimated values of the stock awards are based in part upon predictions of future events. The actual values on the vesting date will almost certainly differ from the estimated values.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total

Paresh Patel	2015	$500,481	$4,000,000	—	—	$364,620(4)	$4,865,101
Chief Executive Officer	2014	$500,481	$3,125,000	—	—	$417,120(4)	$4,042,601
	2013	$500,481	$3,563,542	$10,630,000(6)	—	$294,620(4)	$14,988,643

Richard R. Allen	2015	$250,000	$200,000	$111,150(5)	—	$19,750(4)	$580,900
Chief Financial Officer	2014	$246,480	$165,000	$121,050(6)	—	$23,472(4)	$556,002
	2013	$158,480	$220,000	—	—	$28,519(4)	$406,999

Andrew L. Graham	2015	$205,000	$200,000	$111,150(5)	—	$17,350(4)	$533,500
Vice President, General Counsel, and Corporate Secretary	2014	$202,596	$165,000	$121,050(6)	—	$19,517(4)	$508,163
	2013	$142,480	$220,000	—	—	$19,849(4)	$382,329

Anthony Saravanos(7)	2015	$175,000	$200,000	$111,150(5)	—	$33,788(7)	$519,938
President, Real Estate Division	2014	$174,820	$165,000	$121,050(6)	—	$13,063(7)	$473,933
	2013	$55,615(7)	$240,000(7)	$942,700(7)	—	$69,395(7)	$1,307,710

Scott R. Wallace(3)	2015	$167,041	—	—	—	$22,807(4)	$189,848
President, Property and Casualty Division	2014	$348,114	$165,000	$121,050	—	$48,213(4)	$682,377
	2013	$300,961	$220,000	—	—	$79,819(4)	$600,780

(1)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards. The grant date fair value for each restricted stock award with service-only or performance-based conditions is based on the value of the company’s stock on the grant date. The grant date fair value for each restricted stock award with market-based conditions is estimated using a Monte Carlo simulation model. The following assumptions were used with respect to grants with market-based vesting issued in 2013, the only year in the table above such grants were issued: expected dividends per share of $0.90; expected volatility of 41.5 to 51.6%; risk-free interest rate of 0.0 to 1.9%; estimated cost of capital of 9.3 to 10.3%; and an expected life of four to six years.
(2)	There were no stock purchase options granted by the company to executive officers in 2015, 2014 or 2013.
(3)	Mr. Wallace served as president of our property and casualty insurance division from April 16, 2012 until his retirement on May 31, 2015.
(4)

In 2015, Mr. Patel received $360,000 in cash dividends on unvested restricted stock and $4,620 in company contributions to our 401(k) Plan, Mr. Allen received $9,150 in cash dividends on unvested restricted stock and $10,600 in company contributions to our 401(k) Plan, Mr. Graham received $9,150 in cash dividends on unvested restricted stock and $8,200 in company contributions to our 401(k) Plan, and Mr. Wallace received $16,125 in cash dividends on unvested restricted stock and $6,682 in company contributions to our 401(k) Plan. In 2014, Mr. Patel received $412,500 in cash dividends on unvested restricted stock and $4,620 in company contributions to our 401(k) Plan, Mr. Allen received $13,613 in cash dividends on unvested restricted stock and $9,859 in company contributions to our 401(k) Plan, Mr. Graham received $11,413 in cash dividends on unvested restricted stock and $8,104 in company contributions to our 401(k) Plan, and Mr. Wallace received $37,813 in cash dividends on unvested restricted stock and $10,400 in company contributions to our 401(k) Plan. In 2013, Mr. Patel received $290,000 in cash dividends on unvested restricted stock and $4,620 in company contributions to our 401(k) Plan, Mr. Allen received $22,850 in cash dividends on unvested restricted stock and $5,669 in company contributions to our 401(k) Plan, Mr. Graham received $15,450 in cash dividends on unvested restricted stock and $4,399 in company contributions to our 401(k) Plan, and Mr. Wallace received $65,000 in cash dividends on unvested restricted stock and $14,819 in company contributions to our 401(k) Plan.
(5)	See the description, table, and footnotes under “Grants of Plan-Based Awards for 2015” below, which include detail of each of the 2015 grants to our named executive officers.
(6)	See the description, table, and footnotes under “Outstanding Equity Awards at December 31, 2015” below, which include detail of each of these 2013 and 2014 grants.
(7)	In 2015, Mr. Saravanos received $33,788 in cash dividends on unvested stock. During 2014, Mr. Saravanos’s cash dividends on unvested restricted stock totaled $13,063. Mr. Saravanos joined the company as an employee on 8/26/2013 as president of our real estate division. Mr. Saravanos has been a director of the company since May 2007 and continues to serve as a director. Compensation for 2013 reported in this table includes all 2013 compensation, including compensation earned as a non-employee director prior to his becoming an employee. Detail related to his 2013 compensation is as follows: Salary of $55,615 earned while serving as an employee of the company; the bonus amount reported includes a $70,000 cash bonus paid to non-employee directors in January 2013 and a $25,000 cash sign-on bonus paid in September 2013; stock awards include a restricted stock grant on 5/16/2013 of 24,000 shares with an aggregate grant date fair value of $637,800 for director services and a restricted stock grant on 8/29/2013 of 10,000 shares with an aggregate grant date fair value of $304,900 granted upon becoming an employee of the company; and all other compensation includes $49,245 cash fees earned for director services prior to joining the company as an employee and $20,150 in cash dividend payments on unvested restricted stock, of which $17,400 was earned related to the 5/16/2013 grant and $2,750 was earned related to the 8/28/2013 grant.

Employment Agreements

Certain executives’ compensation and other arrangements are set forth in employment agreements. These employment agreements are described below.

Paresh Patel. Mr. Patel’s current employment agreement commenced July 1, 2011 upon the beginning of his service as our chief executive officer. The agreement had a three year initial term which has been renewed for successive one year periods. During the term of the agreement, Mr. Patel has been paid a base annual salary of $500,000 plus benefits upon substantially the same terms applicable to other company executives. In January 2016, Mr. Patel’s employment agreement was amended to set his annual base compensation at $950,000 and to terminate the agreement at December 31, 2016. Prior to such termination date, our compensation committee plans to negotiate and enter into a new employment agreement with Mr. Patel.

Mr. Patel will be entitled to severance payments of not less than one year’s base salary if the company non-renews his employment or terminates his employment without good cause. Mr. Patel’s employment agreement provides that in the event he is terminated without good cause and within three years of a change in control of the company, Mr. Patel will be entitled to receive a one-time, lump sum severance payment (due upon termination) equal to 2.9 times the total amount of Mr. Patel’s annual base salary. If we terminate Mr. Patel’s employment for cause, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. If Mr. Patel chooses to terminate his employment, he will only be entitled to the unpaid base salary and accrued vacation owing to him up through and including the date of termination. The agreement contains restrictions on competition and protections for confidential information.

In January 2016, a special subcommittee of our compensation committee (excluding the chairman) established for Mr. Patel a cash performance bonus plan for 2016. Under the plan, Mr. Patel will qualify for a cash performance bonus if the company, on a consolidated basis, for the one year period beginning December 1, 2015 and ending November 30, 2016 reports earnings before interest expense and the provision for income taxes of at least $75 million after excluding the following items: a bonus under this plan; any gains or losses from the sale of assets outside the ordinary course of business; any gains or losses from discontinued operations; any extraordinary gains or losses; the effects of accounting changes; any unusual, nonrecurring, transitional, one-time or similar items or charges; and the diluted impact of goodwill on acquisitions. If the performance goal is met, Mr. Patel will qualify for a cash bonus equal to 3% of earnings before interest and the provision for income taxes for the annual period described above, adjusted as previously described. The compensation subcommittee has the discretion to reduce the bonus amount. Mr. Patel has agreed that in the event the company is required to restate its financial statements due to material noncompliance with any financial reporting requirement he will repay any portion of this bonus compensation that would not have been awarded under the restated financial statements. In setting the performance goal, the subcommittee determined that earnings before interest expense and the provision for income taxes was an appropriate measure of operating performance and estimated that the $75 million target will exceed 31% of consolidated stockholders’ equity at a measurement date selected by the subcommittee.

Richard R. Allen. On May 1, 2007, we entered into an employment agreement with Mr. Richard R. Allen, our Chief Financial Officer. The agreement continues until Mr. Allen’s death or disability. Under the terms of the agreement, Mr. Allen is entitled to a base salary of $250,000. He is also eligible to receive an annual bonus, which may be granted at the sole discretion of the Board of Directors. Mr. Allen is entitled to participate in all of our pension, life insurance, health insurance, disability insurance and other benefit plans on the same basis as our other employee officers participate. The agreement provides that, if we terminate Mr. Allen’s employment without cause then he will be entitled to severance compensation in the amount of his base salary and his health and welfare benefits for the 6-month period following the date of termination. The agreement provides that if Mr. Allen’s employment is terminated due to death or disability, he will be entitled to any unpaid base salary owing to him up through and including the date of termination. If we terminate Mr. Allen’s employment for cause, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. If Mr. Allen chooses to terminate his employment, he will only be entitled to the unpaid base salary owing to him up through and including the date of termination. The agreement provides that during the time of his employment and ending two years from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

Scott R. Wallace. On March 8, 2012, we entered into an executive employment agreement with Scott R. Wallace, who served as President of Homeowners Choice Property & Casualty Insurance Company, Inc., our principal operating subsidiary, from April 16, 2012 until his retirement on May 31, 2015. Under his three year employment agreement, Mr. Wallace was entitled to an annual base salary of $350,000 and, effective with his employment in April 2012, was awarded a grant of 100,000 shares of restricted stock. The employment agreement contained provisions entitling Mr. Wallace to severance payments equal to six months base salary if he was terminated without cause and a payment equal to his full base salary if he was terminated without cause within two years after a change in control.

Grants of Plan-Based Awards for 2015

The following table sets forth information regarding all plan-based awards granted to our named executive officers during the year ended December 31, 2015. All equity awards issued in 2015 were restricted stock awards. The stock awards identified in the table below are also reported in the table that follows—Outstanding Equity Awards at December 31, 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Date Authorized	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Paresh Patel(1)	—	—	—	—	—	—	—	—	—	—	—	—
Richard R. Allen	5/12/15	5/20/15	—	—	—	—	—	—	2,500(2)	—	—	111,150
Andrew L. Graham	5/12/15	5/20/15	—	—	—	—	—	—	2,500(2)	—	—	111,150
Anthony Saravanos	5/12/15	5/20/15	—	—	—	—	—	—	2,500(2)	—	—	111,150
Scott R. Wallace(4)	—	—	—	—	—	—	—	—	—	—	—	—

(1)	Named executive officer did not receive a grant of plan-based awards in 2015.
(2)	On May 20, 2015, the named executive officer received a restricted stock grant of 2,500 shares. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ASC Topic 718, of restricted stock awards granted in 2015. The grant date fair value for each restricted stock award with service-only conditions is based on the market value of the company’s stock on the grant date.
(4)	Mr. Wallace retired from the company effective May 31, 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding outstanding stock option and restricted stock awards held by our named executive officers at December 31, 2015, including the number of shares underlying both exercisable and unexercisable portions of each option as well as the exercise price and expiration date of each outstanding option.

Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paresh Patel	60,000(1)	—	—	$2.50	7/31/17	—	—	—	—
	—	—	—	—	—	—	—	300,000(6)	10,455,000
Richard R. Allen	—	—	—	—	—	4,000(3)	139,400	—	—
	—	—	—	—	—	1,875(2)	65,344	—	—
	—	—	—	—	—	2,500(5)	87,125	—	—
Andrew L. Graham	—	—	—	—	—	4,000(3)	139,400	—	—
	—	—	—	—	—	1,875(2)	65,344	—	—
	—	—	—	—	—	2,500(5)	87,125	—	—
Anthony Saravanos	—	—	—	—	—	—	—	18,000(4)	627,300
	—	—	—	—	—	—	—	10,000(7)	348,500
	—	—	—	—	—	1,875(2)	65,344	—	—
	—	—	—	—	—	2,500(5)	87,125	—	—
Scott R. Wallace(8)	—	—	—	—	—	—	—	—	—

(1)	Options vested and became exercisable when the company’s market price reached $7.50 per share.
(2)	On 2/28/14, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares lapse on January 15 of each year following the year of grant. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(3)	On 5/8/2012 10,000 restricted shares were granted to the named executive officer. Vesting occurs in equal increments over a five-year period commencing with the grant date. As of 12/31/15, restrictions had lapsed on 6,000 shares of this grant pursuant to the restricted stock grant agreement. This number represents the remaining unvested shares pursuant to this grant. Each grantee has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(4)	On May 16, 2013, Mr. Saravanos received a restricted stock grant of 24,000 shares. As originally granted, restrictions on 6,000 shares were to lapse one year after the closing price of HCI common shares equals or exceeds each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Saravanos remains employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. As previously discussed, in March 2016 Mr. Saravanos forfeited 6,000 unvested restricted shares that would have vested upon the closing price of HCI’s stock equaling or exceeding $50 for a period of 20 consecutive days. Consequently, Mr. Saravanos now holds 12,000 restricted shares with a market value of $382,200 as of April 20, 2016. The grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(5)	On 5/20/15, 2,500 restricted shares were granted to the named executive officer. Restrictions on 625 shares will lapse on May 20 of each year beginning on May 20, 2016. Each grantee has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(6)

On May 16, 2013, Mr. Patel received a restricted stock grant of 400,000 shares. As originally granted, restrictions on 100,000 shares were to lapse one year after the closing price of HCI common shares equaled or exceeded each of the following target prices for 20 consecutive trading days; $35, $50, $65 and $80 provided Mr. Patel remained employed by the company. The $35 price target with respect to this grant was met on October 8, 2013. As previously discussed, in March 2016 Mr. Patel forfeited

100,000 unvested restricted shares held by Mr. Patel that would have vested upon the closing price of HCI’s stock equaling or exceeding $50 for a period of 20 consecutive days. Consequently, Mr. Patel now holds 200,000 restricted shares with a market value of $6,370,000 as of April 20, 2016. Mr. Patel has all the rights of a shareholder in connection with the restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(7)	On August 29, 2013 Mr. Saravanos received a restricted stock grant of 10,000 shares. Restriction will lapse and the restricted shares will vest as follows: (i) as to 2,500 shares, one year after the company has acquired at least $25 million of real property; (ii) as to 2,500 shares, one year after the company has acquired at least $50 million of real property; (iii) as to 2,500 shares, one year after the company has acquired at least $75 million of real property; and (iv) as to 2,500 shares, one year after the company has acquired at least $100 million of real property, provided Mr. Saravanos remains employed by the company. During 2015, no performance conditions were met. Mr. Saravanos has all the rights of a shareholder in connection with these restricted shares including the right to receive dividends at the same rate applicable to all common shareholders.
(8)	Mr. Wallace retired from the Company effective May 31, 2015.

Option Exercises and Stock Vested in 2015

The following table sets forth information regarding stock vested by our named executive officers during the year ended December 31, 2015.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Paresh Patel	40,000		1,594,000	—		—

Richard R. Allen	—		—	2,625	(1)	120,989

Andrew L. Graham	—		—	2,625	(2)	120,989

Anthony Saravanos	30,000	(3)	1,098,900	625	(4)	28,269

Scott R. Wallace(6)	—		—	10,625	(5)	492,969

(1)	738 of these shares were surrendered to cover Mr. Allen’s minimum federal income tax liability, for a net issuance of 1,887 shares. The market value of the shares surrendered was approximately $33,982.
(2)	738 of these shares were surrendered to cover Mr. Graham’s minimum federal income tax liability, for a net issuance of 1,887 shares. The market value of the shares surrendered was approximately $33,982.
(3)	2,013 of these shares were withheld to fund the cashless exercise of 30,000 options, for a net issuance of 27,987 shares. The market value of the shares withheld was approximately $75,025.
(4)	205 of these shares were surrendered to cover Mr. Saravanos’ minimum federal income tax liability, for a net issuance of 420 shares. The market value of the shares surrendered was approximately $9,272.
(5)	2,929 of these shares were surrendered to cover Mr. Wallace’s minimum federal income tax liability, for a net issuance of 7,071 shares. The market value of the shares surrendered was approximately $135,856.
(6)	Mr. Wallace retired from the Company effective May 31, 2015.

Potential Payments upon Termination or Change-in-Control

At December 31, 2015, Paresh Patel and Richard Allen are the only named executive officers due compensation in the event of termination of employment. Mr. Patel may be entitled to compensation when termination is associated with a change in control. The amount of compensation payable to such named executive officers upon voluntary termination, involuntary termination without cause, termination with cause and termination in the event of permanent disability or death of the executive is set forth above under “Employment Agreements.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Compensation Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Compensation Committee with regard to executive compensation and has recommended to the Board of Directors that it be included in this proxy statement and incorporated by reference into the company’s Form 10-K for the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE

Martin A. Traber

George Apostolou

Harish Patel

Jim Macchiarola

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 20 2016 by—

•	each person who is known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

The number and percentage of shares beneficially owned are based on 10,498,774 common shares outstanding as of April 20, 2016. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of April 20, 2016, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is HCI Group, Inc., 5300 West Cypress Street, Suite 100, Tampa, Florida 33607.

	Beneficially owned

Name and Address of Beneficial Owner	Number of Shares	Percent

Blackrock, Inc. (11)	878,569	8.37%

The Vanguard Group, Inc. (13)	777,446	7.41%

Executive Officers and Directors

Paresh Patel (1)	845,000	8.00%

Richard R. Allen (2)	47,241	*

George Apostolou (4)	117,380	1.12%

Wayne Burks (11)	12,000	*

Andrew L. Graham (9)	27,850	*

James Macchiarola (11)	12,000	*

Sanjay Madhu (3)	98,176	*

Harish M. Patel (5)	112,000	1.06%

Gregory Politis (6)	408,000	3.88%

Anthony Saravanos (7)	144,177	1.37%

Martin A. Traber (8)	137,683	1.31%

All Executive Officers and Directors as a Group (11 individuals)	1,961,507	18.62%

*	Less than 1.0%
(1)	Includes 284,000 shares held by Paresh & Neha Patel, 34,000 shares held in Mr. Patel’s individual retirement account, 60,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 200,000 restricted shares.
(2)	Includes 450 shares held by Richard & Fatemeh Allen and 7,750 restricted shares.
(3)	Includes 75,000 shares held by Universal Finance & Investments, LLC, voting and investment power over which is held by Mr. Madhu, 2,803 shares held in Mr. Madhu’s individual retirement account, 12,000 restricted shares and 267 shares held by Mr. Madhu’s son.
(4)	Includes 99,380 shares held by George & Poppe Apostolou and 12,000 restricted shares.
(5)	Includes 64,000 shares held by Harish and Khyati Patel, 20,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 12,000 restricted shares.
(6)	Includes 200,000 shares held by Gregory & Rena Politis, 30,000 shares issuable pursuant to options that are currently exercisable or become exercisable within 60 days and 12,000 restricted shares.
(7)	Includes 80,000 shares held by HC Investment LLC, voting and investment power over which is held by Mr. Saravanos, 1,200 shares held by Anthony & Maria Saravanos as custodian for their son, Kostos Anthony Saravanos, 1,200 shares held by Mr. Saravanos as custodian for his niece, Elliana Tuite, 1,200 shares held by Mr. Saravanos as custodian for his nephew, Nolan Tuite, and 25,750 restricted shares.
(8)	Includes 80,000 shares held by Martin A. Traber 2012 Revocable Trust and 12,000 restricted shares.
(9)	Includes 2,760 shares held in Mr. Graham’s individual retirement account and 7,750 restricted shares.
(10)	This information is based solely on Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2016 by Blackrock, Inc., 55 East 52nd Street, New York, New York 10055.
(11)	Includes 12,000 restricted shares.
(12)	This information is based solely on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016 by The Vanguard Group, Inc., 100 Vanguard Group Boulevard, Malvern, Pennsylvania 19355.

OTHER MATTERS

We do not expect any other matters to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion using their best judgment.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING

Shareholder proposals intended to be considered for inclusion in next year’s proxy statement and form of proxy for presentation at the 2017 Annual Meeting of Shareholders must comply with Securities and Exchange Commission Rule 14a-8. The deadline for submitting such proposals is January 2, 2017 (120 days before the date of this year’s mailing without regard to the year), unless the date of the 2017 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2016 Annual Meeting, in which case proposals must be submitted a reasonable time before we print our proxy materials for the 2017 Annual Meeting.

Shareholders wishing to submit proposals for the 2017 Annual Meeting outside the process of Securities and Exchange Commission Rule 14a-8 must comply with the advance notice and other provisions of Article II, Section 11 of our bylaws. To be timely, notice of the proposal must be received by the company by March 16, 2017, unless the date of the 2017 Annual Meeting is more than 30 days before or after the one-year anniversary date of the 2016 Annual Meeting, in which case the notice must be delivered at least 45 days before the company sends its proxy materials to shareholders for the 2017 Annual Meeting.

Address proposals to HCI Group, Inc., Attention: Andrew L. Graham, Secretary of the Corporation, 5300 West Cypress Street, Suite 100, Tampa, Florida 33607. The specific requirements for submitting shareholder proposals are set forth in Article II, Section 11 of our bylaws.

HCI GROUP, INC.

5300 W CYPRESS STREET, SUITE 100

TAMPA, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees
01	George Apostolou 02 Paresh Patel 03 Gregory Politis
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Ratification of appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm for fiscal year 2016.					☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of the named executive officers.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

HCI GROUP, INC. Annual Meeting of Shareholders May 19, 2016 3:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Paresh Patel and Andrew L. Graham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HCI GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM, EDT on May 19, 2016, at 5300 W. Cypress Street, Suite 105, Tampa FL 33607, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side